Exhibit 99.1

News Release

Edgewise Therapeutics Announces Appointment of Michael Nofi as Chief Financial Officer, and the Retirement of Current CFO, R. Michael Carruthers

Boulder, Colo., (November 10, 2025) — Edgewise Therapeutics, Inc., (Nasdaq: EWTX), a leading muscle disease biopharmaceutical company developing novel therapeutics for muscular dystrophies and serious cardiac conditions, today announced the appointment of Michael Nofi, as Chief Financial Officer (CFO), effective November 10, 2025. Mr. Nofi joins Edgewise after serving as Chief Accounting Officer (CAO) at SpringWorks Therapeutics, Inc. Mr. Nofi will succeed Edgewise CFO, R. Michael Carruthers, who is retiring.

“As we enter a pivotal stage in our Company’s evolution, we are thrilled to welcome Michael Nofi to the Edgewise team,” said Kevin Koch, Ph.D., President and Chief Executive Officer, Edgewise Therapeutics. “Mr. Nofi brings extensive financial leadership experience in the biotech sector, with proven expertise driving financial readiness for commercialization, which will be instrumental as we advance our late-stage development programs. I also want to extend our sincere gratitude to Mr. Carruthers for his exceptional leadership and many contributions over the past five years, including guiding Edgewise through our successful IPO and subsequent financings. We are deeply appreciative of his support during this transition and wish him all the best in his well-deserved retirement.”

Mr. Nofi brings over 30 years of leadership experience in finance and accounting across public and private companies primarily in the life sciences sector, with extensive experience in scaling finance operations, and supporting organizations through strategic growth, including commercialization. This comes at an important time as Edgewise advances its late-stage clinical development while preparing for commercialization. Prior to joining Edgewise, Mr. Nofi served as CAO of SpringWorks Therapeutics for six years where he directed financial operations, ensuring compliance, accurate reporting, and strategic financial planning to support the business growth from an R&D organization to a global commercial company. Prior to SpringWorks, Mr. Nofi was CAO and Vice President of Global Accounting and Corporate FP&A at The Nature’s Bounty Co. Mr. Nofi also held senior finance roles at Acorda Therapeutics, Allergan plc, and Forest Laboratories. Mr. Nofi holds a B.S. in accounting and an M.B.A. from Villanova University and is a Certified Public Accountant.

About Edgewise Therapeutics

Edgewise Therapeutics is a leading muscle disease biopharmaceutical company developing novel therapeutics for muscular dystrophies and serious cardiac conditions. The Company’s deep expertise in muscle physiology is driving a new generation of novel therapeutics. Sevasemten is an orally administered first-in-class fast skeletal myosin inhibitor in late-stage clinical trials in Becker and Duchenne muscular dystrophies. EDG-7500 is a novel cardiac sarcomere modulator for the treatment of hypertrophic cardiomyopathy and other diseases of diastolic dysfunction, currently in Phase 2 clinical development. EDG-15400 is a novel cardiac sarcomere modulator for the treatment of heart failure, currently in Phase 1 clinical development. The entire team at Edgewise is dedicated to our mission: changing the lives of patients and families affected by serious muscle diseases. To learn more, go to: www.edgewisetx.com or follow us on LinkedIn, X , Facebook and Instagram.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements regarding the potential of, and expectations regarding, Edgewise’s product candidates and programs, including sevasemten, EDG-7500 and EDG-15400; statements regarding Edgewise’s ability to advance its late-stage clinical development programs and commercialize its product candidates; and statements by Edgewise’s President and Chief Executive Officer. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained herein are based upon Edgewise’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks associated with Edgewise’s limited operating history, its products being early in development and not having products approved for commercial sale; risks associated with Edgewise not having generated any revenue to date; Edgewise’s ability to achieve objectives relating to the discovery, development and commercialization of its product candidates, if approved; Edgewise’s need for substantial additional capital to finance its operations; Edgewise’s substantial dependence on the success of sevasemten and EDG-7500; Edgewise’s ability to develop and commercialize sevasemten, EDG-7500 and EDG-15400; risks related to Edgewise’s clinical trials of its product candidates not demonstrating safety and efficacy; risks related to Edgewise’s product candidates causing serious adverse events, toxicities or other undesirable side effects; the outcome of preclinical testing and early clinical trials not being predictive of the success of later clinical trials and the risks related to the results of Edgewise’s clinical trials not satisfying the requirements of regulatory authorities; delays or difficulties in the enrollment and/or maintenance of patients in clinical trials; risks related to failure to capitalize on other indications or product candidates; risks related to competition; risks relating to interim, topline and preliminary data from Edgewise’s clinical trials changing as more patient data becomes available; risks related to failure to develop a proprietary drug discovery platform; risks related to exposure to additional risk if we develop sevasemten and potential other programs in connection with other therapies; risks related to production of drugs by Edgewise’s third-party manufacturers; risks related to changes in methods of product candidate manufacturing or formulation; risks related to not achieving adequate market acceptance; risks related to the patient population for our product candidates having a small patient population; risks related to the regulatory approval processes of domestic and foreign authorities being lengthy, time consuming and inherently unpredictable; risks relating to disruptions at the FDA, the SEC and other government agencies; risks relating to Edgewise’s ability to attract and retain highly skilled executive officers and employees; Edgewise’s ability to obtain and maintain intellectual property protection for its product candidates; Edgewise’s reliance on third parties; risks related to future acquisitions or strategic partnerships; risks related to general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Edgewise files from time to time with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Edgewise assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

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Investors

Behrad Derakhshan, Ph.D., Chief Operating Officer

ir@edgewisetx.com

Media

Maureen Franco, VP Corporate Communications

media@edgewisetx.com